Exhibit 10.2

Sheila J. Rostiac	Human Resources
Senior Vice President – Human Resources	80 Park Plaza, T4, Newark, NJ 07102
Chief Human Resources Officer & Chief Diversity Officer	tel: 973-430-6047
email: sheila.rostiac@pseg.com

April 18, 2022

Ralph A. LaRossa

In Care Of PSEG

Dear Ralph:

On behalf of the PSEG Board of Directors (the “Board”), I am pleased to offer you the position of President and Chief Executive Officer – PSEG, effective September 1, 2022. You will continue to be employed by PSEG Services Corporation. In this position, you will be paid a base annual salary of $1,250,000. You shall be eligible for your next salary review in January 2023. Salary reviews will be conducted annually thereafter. Your work location will be Newark, NJ.

You will be eligible to participate in PSEG’s Management Incentive Compensation Plan (“MICP”) under the terms and conditions of the MICP. Your target incentive award in this position for 2022 will be 130% of your base salary. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the MICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your award under the MICP, if earned, will be based upon the successful completion of goals and objectives for 2022 and payable in 2023. Your award, if earned, will be prorated between your former position, salary, and target of 90% through August 2022 and your new position, salary and target of 130% for the remainder of the year.

You will continue to be a participant in the 2021 PSEG Long-Term Incentive Plan (“LTIP”). You will be provided with a supplemental 2022 LTIP grant in the amount of $4,850,000. This will be in the form of 30% Restricted Stock Units (“RSUs”) and 70% Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible for “Limited Benefits” under the Supplemental Executive Retirement Income Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and Its Affiliates.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer a portion of your base pay and/or all or a portion of any cash incentive you may receive in any given year.

Ralph A. LaRossa	April 18, 2022

You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which allows you to defer all or a portion of the receipt of shares under the LTIP.

You will continue to be a Schedule B participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

You will continue to have six (6) weeks of vacation time each year.

You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached “Officer Stock Ownership and Retention Policy”. Please note the required minimum level of company stock ownership will be 8x base salary for this position.

You will be eligible for certain perquisites and personal benefits aligned with this new position including but not limited to a driver (in lieu of your current vehicle stipend), and home security.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

You will be required to complete the attached FERC/BPU interlock questionnaire and your position is contingent upon successful clearance of interlock requirements.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

Additionally, a booklet referencing the Responsibilities of Corporate Officers and Directors will be mailed separately to you at your home address.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac
Senior Vice President – Human Resources
Chief Human Resources Officer and Chief Diversity Officer

Ralph A. LaRossa	April 18, 2022

Agreed to this 18th day of April, 2022.

/s/ Ralph A. LaRossa
Ralph A. LaRossa

Attachments:

1.	Management Incentive Compensation Plan (“MICP”)

2.	PSEG 2021 Long-Term Incentive Plan

3.	Key Executive Severance Plan of Public Service Enterprise Group, Inc.

4.	Deferred Compensation Plan

5.	PSEG Equity Deferral Plan

6.	Officer Stock Ownership & Retention Policy

7.	FERC/BPU Interlock Questionnaire

8.	Confidentiality, Non-Competition and Non-Solicitation Agreement

9.	Arbitration Agreement

10.	Responsibilities of Corporate Officers and Directors

3